As filed with the Securities and Exchange Commission on ____________, 2003
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WILLIAMS-SONOMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	94-2203880
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109
(Address of Principal Executive Offices) (Zip Code)

Williams-Sonoma, Inc. Associate Stock Incentive Plan
(Full title of the Plan)

James E. Boike
Executive Vice President and Chief Operating Officer
Williams-Sonoma, Inc.
3250 Van Ness Avenue
San Francisco, CA 94109
(Name and Address of Agent For Service)

(415) 421-7900
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Elizabeth G. Wren
Kilpatrick Stockton LLP
3500 One Wachovia Center, 301 S. College Street
Charlotte, North Carolina 28202
(704) 338-5000

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount To Be	Maximum Offering	Aggregate Offering	Amount of
To Be Registered	Registered (1)	Price Per Share (2)	Price (2)	Registration Fee (2)

Common Stock, $.01 par value (3)	2,500,000	$26.71	$66,775,000	$5,402.10

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions set forth in the Williams-Sonoma, Inc. Associate Stock Incentive Plan.

(2)	Calculated solely for the purpose of this offering pursuant to Rule 457(h) on the basis of the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on May 23, 2003. Pursuant to Rule 457(h)(2), no separate fee is required with respect to the interests in the employee benefit plan described above.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.1

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT

     This Registration Statement on Form S-8 is being filed by the Registrant to register an additional 2,500,000 shares of the Common Stock of the Registrant, $0.01, par value, issuable under the Williams-Sonoma, Inc. Associates Stock Incentive Plan, as amended (the “Plan”), and consists of only those items required by General Instruction E to Form S-8. Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8, Registration No. 333-82205, filed with the Securities and Exchange Commission on July 2, 1999, are hereby incorporated in this Registration Statement by reference.

Item 6. Indemnification of Directors and Officers.

     Section 309(c) of the California General Corporations Code (the “CCC”) permits a provision in the articles of incorporation eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. On May 28, 2003, the shareholders of the Registrant approved an amendment to Article V of the Williams-Sonoma, Inc. Restated Articles of Incorporation, as amended. The amendment authorizes the Registrant to indemnify its directors, officers, employees and other agents (as defined in Section 317 of the CCC) to the fullest extent permissible under California law. The Registrant will file Restated Articles of Incorporation, reflecting the amendment, with the California Secretary of State as soon as practicable.

     Section 317 of the CCC provides for the indemnification of directors, officers and other agents (as defined in Section 317(a) of the CCC) under certain circumstances. Section 204(a)(11) of the CCC allows for the indemnification of agents for breach of duty in excess of the indemnification provided for agents in Section 317 of the CCC, but prohibits the Registrant from indemnifying agents for acts, omissions or transactions that a director may not be indemnified for as set forth in Section 204(a)(10) of the CCC or for circumstances for which indemnity is expressly prohibited by Section 317 of the CCC.

     Consistent with California law, Section 5.5(a) of the Registrant’s Restated Bylaws, as amended, (the “Bylaws”) requires the Registrant to indemnify its directors and officers, and grants the Registrant the authority to indemnify its employees and other agents, in each case to the fullest extent permitted by California law, against all expenses, liability and loss reasonably incurred in connection with any proceeding arising by reason of their service as a director, officer, employee or other agent of the Registrant. Specifically, Section 2.13 of the Plan provides for the indemnification of the members of the Plan’s administrative committee, appointed by the Board to administer the Plan, to the full extent of any expenses, penalties, damages, or other pecuniary loss arising out of their responsibilities or fiduciary acts in connection with the Plan, except as prohibited by the Employee Retirement Income Security Act of 1974. Pursuant to California law and the Bylaws, the Registrant is required to indemnify directors, officers, employees and other agents against expenses actually and reasonably incurred by them to the extent that they are successful on the merits in defense of certain proceedings.

     Section 317(i) of the CCC also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any director, officer and other agent (as defined in Section 317(a) of the CCC) against any liabilities asserted against or incurred by the agent in such capacity. The Registrant maintains director’s and officer’s liability insurance insuring the Registrant’s directors and officers against certain liabilities and expenses incurred by such person in their capacities as such, and insuring the Registrant under certain circumstances in the event that indemnification payments are made by the Registrant to such directors and officers.

Item 8. Exhibits.

Exhibit No.	Description

23.1	Independent Auditors Consent
24.1	Power of Attorney (Contained on signature page).

     The Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 30th day of May, 2003.

WILLIAMS-SONOMA, INC.

By:	/s/ JAMES E. BOIKE

Name:	James E. Boike

Title:	Executive Vice President, Chief Operating Officer

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints James E. Boike and Sharon L. McCollam, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ W. HOWARD LESTER W. Howard Lester	Chairman of the Board and Director	May 28, 2003

/s/ EDWARD A. MUELLER Edward A. Mueller	Chief Executive Officer and Director (principal executive officer)	May 28, 2003

/s/ SHARON L. MCCOLLAM Sharon L. McCollam	Executive Vice President, Chief Financial Officer (principal financial officer and principal accounting officer)	May 28, 2003

/s/ ADRIAN D.P. BELLAMY Adrian D.P. Bellamy	Director	May 28, 2003

/s/ PATRICK CONNOLLY Patrick J. Connolly	Director	May 28, 2003

/s/ JEANNE P. JACKSON Jeanne P. Jackson	Director	May 28, 2003

/s/ MICHAEL R. LYNCH Michael R. Lynch	Director	May 28, 2003

/s/ JAMES A. MCMAHAN James A. McMahan	Director	May 28, 2003

/s/ RICHARD T. ROBERTSON Richard T. Robertson	Director	May 28, 2003

/s/ CHARLES E. WILLIAMS Charles E. Williams	Director	May 28, 2003

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Williams-Sonoma, Inc. Associate Stock Incentive Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 30th day of May, 2003.

WILLIAMS-SONOMA, INC. ASSOCIATE STOCK INCENTIVE PLAN
By:	Administrative Committee of the Williams-Sonoma Inc. Associate Stock Incentive Plan
Its:	Plan Administrator

By:	/s/ JAMES E. BOIKE

Name:	James E. Boike

Title:	Member of the Administrative Committee

By:	/s/ SHARON L. MCCOLLAM

Name:	Sharon L. McCollam

Title:	Member of the Administrative Committee

By:	/s/ RONALD M. LOEB

Name:	Ronald M. Loeb

Title:	Member of the Administrative Committee

EXHIBIT INDEX

Exhibit No.	Description

23.1	Independent Auditors Consent
24.1	Power of Attorney (Contained on signature page).